Exhibit 99.1

Contact:	For Release:
Brad Cohen	Jan. 28, 2010
Public Relations	1:05 p.m. PST
Quantum Corp.
(408) 944-6500
brad.cohen@quantum.com

Marilyn Keys
Investor Relations
Quantum Corp.
(408) 944-4450
ir@quantum.com

QUANTUM CORPORATION REPORTS FISCAL THIRD QUARTER RESULTS

Highlights:

•	Total revenue of $182 million – second consecutive quarter of sequential growth

•	GAAP gross margin rate of 41 percent – second consecutive quarter above 40 percent

•	GAAP net income of $5 million – third consecutive quarter of GAAP profit

•	Disk systems and software revenue of $25 million – branded sales up 29 percent year-over-year to record level

SAN JOSE, Calif., Jan. 28, 2010 – Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced that revenue for its fiscal third quarter (FQ3’10), ended Dec. 31, 2009, was $182 million. This represented an 11 percent decline from the same period last year (FQ3’09), primarily due to expected reductions in OEM revenue, including DXi™ software, tape, and devices and media sales. Despite the year-over-year decline, revenue increased 4 percent from the prior quarter (FQ2’10) – the second consecutive quarter of sequential growth – and branded revenue was up from both FQ2’10 and the same period last year. As it did in the prior quarter, the company reported a GAAP gross margin rate above 40 percent, although the 41.1 percent rate in the December quarter was down from 42.1 percent in FQ3’09, largely due to the decline in OEM DXi software revenue.

Quantum also delivered its third consecutive quarter of GAAP profit, with $5 million in net income, or diluted earnings per share of two cents. This compared to a GAAP net loss of $329 million in FQ3’09. The $5 million profit included $9 million in amortization of intangibles and $2 million in stock-based compensation charges, which together reduced diluted earnings per share by five cents.

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Quantum generated $17 million in cash from operations for FQ3’10 and ended the quarter with over $100 million in cash and cash equivalents.

“The December quarter further demonstrated the strength of our business model, with results in several areas being among the best we’ve achieved over the past 10 years,” said Rick Belluzzo, chairman and CEO of Quantum. “With a strong contribution from our branded business and gross margin above 40 percent, we again delivered solid GAAP profits and sequential revenue growth. Our record level of branded disk systems and software revenue also speaks to the opportunity we have in key growth segments of the storage market, particularly given the recent additions we’ve made to our product portfolio with the DXi6500 family of NAS-based deduplication appliances and the latest release of our StorNext® data management software.”

Quantum’s product revenue, which includes sales of the company’s hardware and software products, totaled $125 million in FQ3’10. This represented a decrease of $19 million from FQ3’09, primarily reflecting the expected declines in OEM revenue.

Disk systems and software revenue, inclusive of related software maintenance and service revenue, was $25 million in the December quarter. This was down approximately $6 million from the same quarter last year, primarily due to reduced OEM DXi software revenue. However, on a branded basis, Quantum generated its highest level of disk systems and software revenue to date. A sampling of major DXi7500 account wins during the quarter included new business with one of the world’s largest technology consulting companies, a leading global supplier of industrial gasses and a national lottery operator in Asia. In addition, Quantum had several repeat DXi7500 orders, including those from two top U.S. and Asian insurance companies, one of the world’s biggest telecommunications providers and a major university medical center in the U.S.

Also contributing to the record disk systems and software revenue in FQ3’10 were significant StorNext® wins, most notably a deal for more than a million dollars in which StorNext will play a central role in a multi-site, private cloud implementation for a Fortune Global 10 company. Other key wins included new business with a major television studio in Asia and follow-on orders from a multinational technology company and a large weather services provider in North America.

Conference Call and Audio Webcast Notification

Quantum will hold a conference call today, Jan. 28, 2010, at 2:00 p.m. PST, to discuss its fiscal third quarter results. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (480) 629-9643 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, Jan. 28, 2010, at 2:00 p.m. PST. Site for the webcast and related information: http://www.quantum.com/investors.

About Quantum

Quantum Corp. (NYSE:QTM) is the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, Quantum provides a comprehensive, integrated range of disk, tape, and software solutions supported by a world-class sales and service organization. This includes the DXi™-Series, the first disk backup solutions to extend the power of data deduplication and replication across the distributed enterprise. As a long-standing and trusted partner, the company works closely with a broad network of resellers, OEMs and other suppliers to meet customers’ evolving data protection needs. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum, the Quantum logo and StorNext are registered trademarks of Quantum Corporation and its affiliates. DXi is a trademark of Quantum Corporation. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement: This press release contains “forward-looking” statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Specifically, but without limitation, the statement that our record level of branded disk systems and software revenue speaks to the opportunity we have in key growth segments of the storage market could be deemed a forward-looking statement within the meaning of the Safe Harbor. All forward-looking statements in this press release are based on information available to Quantum on the date hereof. These statements involve known and unknown risks, uncertainties and other factors that may cause Quantum’s actual results to differ materially from those implied by the forward-looking statements. These risks include operational difficulties, unforeseen technical limitations, unexpected material deviation in product operation, the ability of competitors to introduce new solutions that compete more successfully with our solutions, unexpected changes in market conditions and unanticipated changes in customers’ needs or requirements, as well as the risks set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” in Quantum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2009 and in Quantum’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 30, 2009. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Revenue:
Product	$124,580	$143,882	$348,131	$444,658
Service	38,991	40,757	117,650	124,593
Royalty	18,139	19,029	51,195	71,598

Total revenue	181,710	203,668	516,976	640,849

Cost of revenue:
Product	82,509	88,949	227,672	303,583
Service	24,485	28,933	76,316	93,766

Total cost of revenue	106,994	117,882	303,988	397,349

Gross margin	74,716	85,786	212,988	243,500

Operating expenses:
Research and development	18,155	16,053	51,594	53,809
Sales and marketing	29,029	32,821	84,202	111,006
General and administrative	16,289	17,015	46,012	58,860
Restructuring charges (benefits)	(22)	4,062	4,784	4,469
Goodwill impairment	—	339,000	—	339,000

	63,451	408,951	186,592	567,144

Income (loss) from operations	11,265	(323,165)	26,396	(323,644)

Interest income and other, net	526	(594)	1,795	503
Interest expense	(6,813)	(7,276)	(19,399)	(23,561)
Gain on debt extinguishment, net of costs	—	—	12,859	—

Income (loss) before income taxes	4,978	(331,035)	21,651	(346,702)
Income tax provision (benefit)	342	(2,259)	652	(324)

Net income (loss)	$4,636	$(328,776)	$20,999	$(346,378)

Net income (loss) per share:
Basic	$0.02	$(1.58)	$0.10	$(1.66)
Diluted	0.02	(1.58)	0.04	(1.66)

Income (loss) for purposes of computing net income (loss) per share:
Basic	$4,636	$(328,776)	$20,999	$(346,378)
Diluted	4,636	(328,776)	9,389	(346,378)

Weighted average common and common equivalent shares:
Basic	213,525	210,086	212,092	208,665
Diluted	220,710	210,086	223,143	208,665

Included in the above Statements of Operations:
Amortization of intangibles:
Cost of revenue	5,548	5,510	16,522	19,158
Research and development	100	100	300	300
Sales and marketing	3,393	3,394	10,181	11,642
General and administrative	25	25	75	75

	9,066	9,029	27,078	31,175
Share-based compensation:
Cost of revenue	333	141	952	1,099
Research and development	513	601	1,733	2,173
Sales and marketing	619	276	1,837	1,989
General and administrative	877	1,314	2,633	2,831

	2,342	2,332	7,155	8,092

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2009	March 31, 2009*
Assets
Current assets:
Cash and cash equivalents	$100,700	$87,305
Accounts receivable, net	116,553	107,851
Manufacturing inventories, net	49,829	61,237
Service parts inventories, net	54,688	63,029
Deferred income taxes	9,970	9,935
Other current assets	17,292	24,745

Total current assets	349,032	354,102
Long-term assets:
Property and equipment, less accumulated depreciation	25,128	28,553
Purchased technology, less accumulated amortization	32,326	49,148
Other intangible assets, less accumulated amortization	49,832	60,088
Goodwill	46,770	46,770
Other long-term assets	10,518	10,708

Total long-term assets	164,574	195,267

	$513,606	$549,369

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$56,571	$45,182
Accrued warranty	6,428	11,152
Deferred revenue, current	100,580	84,079
Current portion of long-term debt	1,884	4,000
Current portion of convertible subordinated debt	22,099	—
Accrued restructuring charges	4,522	4,681
Accrued compensation	28,925	27,334
Income taxes payable	2,674	4,752
Other accrued liabilities	26,209	34,550

Total current liabilities	249,892	215,730
Long-term liabilities:
Deferred revenue, long-term	29,445	32,082
Deferred income taxes	10,815	11,190
Long-term debt	306,370	244,000
Convertible subordinated debt	—	160,000
Other long-term liabilities	7,026	6,326

Total long-term liabilities	353,656	453,598
Stockholders’ deficit	(89,942)	(119,959)

	$513,606	$549,369

*	Derived from the March 31, 2009 audited Consolidated Financial Statements.

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	December 31, 2009	December 31, 2008
Cash flows from operating activities:
Net income (loss)	$20,999	$(346,378)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	9,111	12,054
Amortization	28,987	32,804
Service parts lower of cost or market adjustment	8,092	13,832
Gain on debt extinguishment	(15,613)	—
Goodwill impairment	—	339,000
Deferred income taxes	(410)	141
Share-based compensation	7,155	8,092
Changes in assets and liabilities:
Accounts receivable	(8,702)	37,790
Manufacturing inventories, net	8,387	2,265
Service parts inventories, net	3,270	223
Accounts payable	11,389	(38,949)
Accrued warranty	(4,724)	(7,261)
Deferred revenue	13,864	11,012
Accrued restructuring charges	(159)	2,248
Accrued compensation	1,591	(5,385)
Income taxes payable	(2,078)	93
Other assets and liabilities	706	(11,704)

Net cash provided by operating activities	81,865	49,877

Cash flows from investing activities:
Purchases of property and equipment	(5,728)	(4,289)
Return of principal from other investments	166	1,038

Net cash used in investing activities	(5,562)	(3,251)

Cash flows from financing activities:
Borrowings of long-term debt, net	120,042	—
Repayments of long-term debt	(61,463)	(91,000)
Repayments of convertible subordinated debt	(122,288)	—
Payment of taxes due upon vesting of restricted stock	(960)	(768)
Proceeds from issuance of common stock	1,761	2,738

Net cash used in financing activities	(62,908)	(89,030)

Net increase (decrease) in cash and cash equivalents	13,395	(42,404)
Cash and cash equivalents at beginning of period	87,305	93,643

Cash and cash equivalents at end of period	$100,700	$51,239

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